EXHIBIT 99.1

ePlus Reports First Quarter Financial Results

-Double Digit Top-Line Growth Driven by Solid Demand for Technology Offerings-

First Quarter Fiscal Year 2023

•	Net sales increased 10.0% to $458.4 million; technology segment net sales increased 12.1% to $448.8 million; service revenues increased 13.5% to $63.1 million.
•	Adjusted gross billings increased 10.9% to $701.9 million.
•	Consolidated gross profit increased 7.6% to $113.5 million.
•	Consolidated gross margin was 24.8% compared to 25.3% in last year’s quarter.
•	Net earnings decreased 5.0% to $22.3 million.
•	Adjusted EBITDA remained flat at $38.3 million.
•	Diluted earnings per share decreased 3.4% to $0.84. Non-GAAP diluted earnings per share increased 1.0% to $0.99.

HERNDON, VA – August 3, 2022 – ePlus inc. (NASDAQ:  PLUS), a leading provider of technology and financing solutions, today announced financial results for the three months ended June 30, 2022.

Management Comment

“Our fiscal 2023 year is off to a solid start, driven by broad-based demand across our customer base and end market segments,” said Mark Marron, president and chief executive officer of ePlus. “Our technology segment generated double-digit sales growth, reflecting continued strength for our solutions and services, particularly in our focus areas of hybrid cloud and security. We continued to invest in customer-facing headcount, successfully expanding our employee base by nearly 6% year-over-year.  While first quarter earnings were limited by our investments in personnel, foreign currency transaction losses, and higher reserves for credit losses, our enhanced capabilities strengthen our position for the long-term as an essential partner to help our customers achieve their strategic technology priorities.  Our financing segment had lower earnings compared to last year’s strong quarter, reflecting the variability of this business on a quarter-to-quarter basis.

Mr. Marron continued, “Cybersecurity remains a top concern for organizations of all sizes amid the adoption of cloud computing and transition to hybrid work environments. We recently announced the acquisition of assets of Future Com, Ltd., a provider of security solutions for middle market and enterprise customers. Future Com broadens our geographic scope in the South-Central U.S. and enhances our capabilities to more comprehensively manage cybersecurity risks for our customers.  Its solutions are complementary to our core security practice and its customers will benefit from ePlus’ broader portfolio across many solution areas.

Prior Period Reclassifications due to Stock Split

Reclassifications of prior period amounts related to number of shares and per share amounts have been made to conform to the current period presentation due to the December 13, 2021, two-for-one stock split.

First Quarter Fiscal 2023 Results

For the first quarter ended June 30, 2022, as compared to the first quarter of the prior fiscal year ended June 30, 2021:

Consolidated net sales increased 10.0% to $458.4 million, from $416.6 million.

Technology segment net sales increased 12.1% to $448.8 million, from $400.4 million due to higher sales of product and services. Service revenues increased 13.5% to $63.1 million, from $55.6 million due to increases in professional services and managed services.  Adjusted gross billings increased 10.9% to $701.9 million from $633.0 million.

Financing segment net sales decreased 41.2% to $9.6 million, from $16.3 million due to lower proceeds from sales of leased equipment and early lease buyouts, as well as lower transaction gains.

Consolidated gross profit increased 7.6% to $113.5 million, from $105.5 million. Consolidated gross margin was 24.8%, down from 25.3% last year, primarily due to lower service margins, partially offset by higher product margins. The decline in service margins was due to increases in third-party costs.

Operating expenses were $80.3 million, up 10.0% from $73.1 million last year, primarily due to increases in variable compensation stemming from higher gross profit, software license and maintenance, travel expenses, as well as changes in reserve for credit losses.  Our headcount at the end of the quarter was 1,637, up 90 from a year ago. We added 79 additional customer facing employees, of which 59 were professional services and technical support personnel due to demand for our services.

Consolidated operating income increased 2.3% to $33.2 million.  During the quarter we incurred foreign currency transaction losses of $2.2 million.

Our effective tax rate for the current quarter was 28.0%, compared with the prior year quarter of 27.8%.

Net earnings decreased 5.0% to $22.3 million.

Adjusted EBITDA was $38.3 million, consistent with the prior year quarter.

Diluted earnings per share was $0.84, compared with $0.87, in the prior year quarter. Non-GAAP diluted earnings per share was $0.99, compared with $0.98 last year.

Balance Sheet Highlights

As of June 30, 2022, ePlus had cash and cash equivalents of $83.5 million, compared with $155.4 million as of March 31, 2022.  Inventory, which represents equipment ordered by customers but not yet delivered, increased 59.2% from March 31, 2022 due to ongoing projects with customers coupled with continued supply chain constraints.  Total stockholders’ equity was $676.3 million, compared with $660.7 million as of March 31, 2022.  Total shares outstanding were 26.9 million on June 30, 2022 and March 31, 2022.

Summary and Outlook

“Supported by solid growth in our adjusted gross billings and backlog, we continue to see favorable market trends for information technology spending in our fiscal 2023.  In this dynamic environment, we remain focused on providing our customers with the integrated services and solutions that help fuel their growth and enhance their efficiency, while managing ever-present cybersecurity risks. Recent investments in our people and in our focus areas are key to driving our growth throughout fiscal 2023 and beyond.”

Mr. Marron concluded, “Product availability remains limited overall and will likely continue to extend timelines for project implementations. The ePlus team continues to perform admirably, leveraging the breadth and strength of our channel partner relationships and developing innovative solutions to minimize the impact on our customers.”

Recent Corporate Developments/Recognitions

•	In the month of June:
	o	ePlus was recognized on CRN’s 2022 Solution Provider 500 list as number 30.
	o	ePlus was awarded Dell Technologies’ North America channel services delivery excellence partner of the year and server excellence partner.
•	In the month of May:
	o	ePlus announced the enhancement of its managed security services portfolio with the addition of Fortinet Solutions.

Conference Call Information

ePlus will hold a conference call and webcast at 4:30 p.m. ET on August 3, 2022:

Audio Webcast (Live & Replay): https://events.q4inc.com/attendee/743388754
Live Call:	(888) 330-2469 (toll-free/domestic)
(240) 789-2740 (international)
Replay:	(800) 770- 2030 (toll-free/domestic)
(647) 362-9199 (international)
Passcode:	5403833 (live call and replay)

The replay of this webcast will be available approximately two hours after the call concludes and be available through August 15, 2022.

About ePlus inc.

ePlus has an unwavering and relentless focus on leveraging technology to create inspired and transformative business outcomes for its customers. Offering a robust portfolio of solutions, as well as a full set of consultative and managed services across the technology spectrum, ePlus has proudly achieved more than 30 years of success in the business, carrying customers forward through adversity, rapidly changing environments, and other obstacles. ePlus is a trusted advisor, bringing expertise, credentials, talent and a thorough understanding of innovative technologies, spanning security, cloud, data center, networking, collaboration and emerging solutions, to organizations across all industry segments. With complete lifecycle management services and flexible payment solutions, ePlus’ more than 1,600 associates are focused on cultivating positive customer experiences and are dedicated to their craft, harnessing new knowledge while applying decades of proven experience. ePlus is headquartered in Virginia, with offices in the United States, UK, Europe, and Asia‐Pacific. For more information, visit www.eplus.com, call 888-482-1122, or email info@eplus.com.  Connect with ePlus on LinkedIn, Twitter, Facebook, and Instagram.
ePlus, Where Technology Means More®.
ePlus® and ePlus products referenced herein are either registered trademarks or trademarks of ePlus inc. in the United States and/or other countries.  The names of other companies and products mentioned herein may be the trademarks of their respective owners.

Forward-looking statements

Statements in this press release that are not historical facts may be deemed to be “forward-looking statements.”  Actual and anticipated future results may vary materially due to certain risks and uncertainties, including, without limitation, the duration and impact of the COVID-19 pandemic including but not limited to the impact and severity of new variants, vaccine efficacy and immunization rates, the closure of non-essential businesses and other associated governmental containment actions, and the increase in cyber-security attacks that have occurred while employees work remotely; national and international political instability fostering uncertainty and volatility in the global economy including exposure to fluctuation in foreign currency rates, interest rates, and  inflation, including increases in our costs and price increases to our customers which may result in adverse changes in our gross profit; reduction of vendor incentives provided to us; significant and rapid inflation may cause price, wage, and interest rate increases, as well as increases in operating costs which may impact the arrangements that have pricing commitments over the term of the agreement; our ability to successfully perform due diligence and integrate acquired businesses; disruptions or a security breach in our or our vendors’ IT systems and data and audio communication networks; supply chain issues, including a shortage of IT products, may increase our costs or cause a delay in fulfilling customer orders, or increase our need for working capital, or completing professional services, or purchasing IT products or services needed to support our internal infrastructure or operations, resulting in an adverse impact on our financial results; the possibility of goodwill impairment charges in the future; significant adverse changes in, reductions in, or losses of relationships with one or more of our larger volume customers or vendors; a possible decrease in the capital spending budgets of our customers or a decrease in purchases from us; our ability to raise capital, maintain or increase as needed our lines of credit with vendors or floor planning facility, or obtain debt for our financing transactions or the effect of those changes on our common stock price; the demand for and acceptance of, our products and services; our ability to adapt our services to meet changes in market developments; our ability to implement comprehensive plans for the integration of sales forces, cost containment, asset rationalization, systems integration and other key strategies; the creditworthiness of our customers and our ability to reserve adequately for credit losses; our ability to secure our own and our customers’ electronic and other confidential information and remain secure during a cyber-security attack; future growth rates in our core businesses; the impact of competition in our markets; domestic and international economic regulations uncertainty (e.g., tariffs, sanctions, and trade agreements); our reliance on third parties to perform some of our service obligations to our customers, and the reliance on a small number of key vendors in our supply chain with whom we do not have long-term supply agreements, guaranteed price agreements, or assurance of stock availability; the possibility of defects in our products or catalog content data; our ability to adapt to changes in the IT industry and/or rapid changes in product offerings, including the proliferation of the cloud, infrastructure as a service, software as a service and platform as a service; our ability to realize our investment in leased equipment; maintaining and increasing advanced professional services by recruiting and retaining highly skilled, competent personnel and vendor certifications; and other risks or uncertainties detailed in our reports filed with the Securities and Exchange Commission.  All information set forth in this press release is current as of the date of this release and ePlus undertakes no duty or obligation to update this information.

Contact:
Kleyton Parkhurst, SVP
ePlus inc.
kparkhurst@eplus.com
703-984-8150

ePlus inc. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)

	June 30, 2022	March 31, 2022
ASSETS

Current assets:
Cash and cash equivalents	$83,488	$155,378
Accounts receivable—trade, net	482,166	430,380
Accounts receivable—other, net	47,581	48,673
Inventories	246,873	155,060
Financing receivables—net, current	75,170	61,492
Deferred costs	34,104	32,555
Other current assets	15,961	13,944
Total current assets	985,343	897,482

Financing receivables and operating leases—net	68,719	64,292
Deferred tax asset—net	5,054	5,050
Property, equipment and other assets	45,888	45,586
Goodwill	126,378	126,543
Other intangible assets—net	24,768	27,250
TOTAL ASSETS	$1,256,150	$1,166,203

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES

Current liabilities:
Accounts payable	$165,793	$136,161
Accounts payable—floor plan	138,047	145,323
Salaries and commissions payable	32,490	39,602
Deferred revenue	100,637	86,469
Recourse notes payable—current	47,529	7,316
Non-recourse notes payable—current	19,873	17,070
Other current liabilities	29,603	28,095
Total current liabilities	533,972	460,036

Non-recourse notes payable—long term	3,878	5,792
Deferred tax liability—net	6,569	4,108
Other liabilities	35,443	35,529
TOTAL LIABILITIES	579,862	505,465

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock, $.01 per share par value; 2,000 shares authorized; none outstanding	-	-
Common stock, $.01 per share par value; 50,000 shares authorized; 26,893 outstanding at June 30, 2022 and 26,886 outstanding at March 31, 2022	271	270
Additional paid-in capital	161,253	159,480
Treasury stock, at cost, 258 shares at June 30, 2022 and 130 shares at March 31, 2022	(13,958)	(6,734)
Retained earnings	530,185	507,846
Accumulated other comprehensive income—foreign currency translation adjustment	(1,463)	(124)
Total Stockholders' Equity	676,288	660,738
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,256,150	$1,166,203

ePlus inc. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended June 30,
	2022	2021

Net sales
Product	$395,250	$361,057
Services	63,109	55,592
Total	458,359	416,649

Cost of sales
Product	304,210	277,227
Services	40,626	33,910
Total	344,836	311,137

Gross profit	113,523	105,512

Selling, general, and administrative	76,767	68,775
Depreciation and amortization	3,210	3,926
Interest and financing costs	363	359
Operating expenses	80,340	73,060

Operating income	33,183	32,452

Other income (expense)	(2,153)	123

Earnings before taxes	31,030	32,575

Provision for income taxes	8,691	9,057

Net earnings	$22,339	$23,518

Net earnings per common share—basic	$0.84	$0.88
Net earnings per common share—diluted	$0.84	$0.87

Weighted average common shares outstanding—basic	26,513	26,666
Weighted average common shares outstanding—diluted	26,685	26,882

Technology Segment
	Three Months Ended June 30,
	2022	2021	Change
	(in thousands)

Net sales
Product	$385,676	$344,766	11.9%
Services	63,109	55,592	13.5%
Total	448,785	400,358	12.1%

Cost of sales
Product	302,508	271,015	11.6%
Services	40,626	33,910	19.8%
Total	343,134	304,925	12.5%

Gross profit	105,651	95,433	10.7%

Selling, general, and administrative	73,112	66,153	10.5%
Depreciation and amortization	3,182	3,898	(18.4%)
Interest and financing costs	138	159	(13.2%)
Operating expenses	76,432	70,210	8.9%

Operating income	$29,219	$25,223	15.8%
Adjusted gross billings	$701,943	$633,007	10.9%
Adjusted EBITDA	$34,254	$30,958	10.6%

Technology Segment Net Sales by Customer End Market
	Twelve Months Ended June 30,
	2022	2021	Change

Telecom, Media, & Entertainment	29%	27%	2%
Healthcare	16%	13%	3%
Technology	14%	16%	(2%)
SLED	14%	15%	(1%)
Financial Services	9%	12%	(3%)
All others	18%	17%	1%
Total	100%	100%

Financing Segment
	Three Months Ended June 30,
	2022	2021	Change
	(in thousands)

Net sales	$9,574	$16,291	(41.2%)
Cost of sales	1,702	6,212	(72.6%)
Gross profit	7,872	10,079	(21.9%)

Selling, general, and administrative	3,655	2,622	39.4%
Depreciation and amortization	28	28	0.0%
Interest and financing costs	225	200	12.5%
Operating expenses	3,908	2,850	37.1%

Operating income	$3,964	$7,229	(45.2%)
Adjusted EBITDA	$4,050	$7,314	(44.6%)

ePlus inc. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP INFORMATION

We included reconciliations below for the following non-GAAP information: (i) Adjusted Gross Billings, (ii) Adjusted EBITDA, (iii) Segment Adjusted EBITDA, (iv) non-GAAP Net Earnings and (v) non-GAAP Net Earnings per Common Share - Diluted.

We define adjusted gross billings as our technology segment net sales calculated in accordance with GAAP, adjusted to exclude the costs incurred related to sales of third-party maintenance, software assurance and subscription/SaaS licenses, and services.

We define adjusted EBITDA as net earnings calculated in accordance with GAAP, adjusted for the following: interest expense, depreciation and amortization, share based compensation, acquisition and integration expense, provision for income taxes, and other income (expense). Segment adjusted EBITDA is defined as operating income calculated in accordance with GAAP, adjusted for interest expense, share based compensation, acquisition and integration expenses, and depreciation and amortization. We consider the interest on notes payable from our financing segment and depreciation expense presented within cost of sales, which includes depreciation on assets financed as operating leases, to be operating expenses.

Non-GAAP net earnings and non-GAAP net earnings per common share – diluted are based on net earnings calculated in accordance with GAAP, adjusted to exclude other income (expense), share based compensation, and acquisition related amortization expense, and the related tax effects.

Our use of non-GAAP information as analytical tools has limitations, and you should not consider them in isolation or as substitutes for analysis of our financial results as reported under GAAP. In addition, other companies, including companies in our industry, might calculate non-GAAP adjusted gross billings, adjusted EBITDA, non-GAAP net earnings and non-GAAP net earnings per common share or similarly titled measures differently, which may reduce their usefulness as comparative measures.

	Three Months Ended June 30,
	2022	2021
	(in thousands)

Technology segment net sales	$448,785	$400,358
Costs incurred related to sales of third-party maintenance, software assurance and subscription / SaaS licenses, and services	253,158	232,649
Adjusted gross billings	$701,943	$633,007

	Three Months Ended June 30,
	2022	2021
	(in thousands)
Consolidated
Net earnings	$22,339	$23,518
Provision for income taxes	8,691	9,057
Depreciation and amortization [1]	3,210	3,926
Share based compensation	1,773	1,735
Interest and financing costs	138	159
Other (income) expense [2]	2,153	(123)
Adjusted EBITDA	$38,304	$38,272

	Three Months Ended June 30,
	2022	2021
	(in thousands)
Technology Segment
Operating income	$29,219	$25,223
Depreciation and amortization [1]	3,182	3,898
Share based compensation	1,715	1,678
Interest and financing costs	138	159
Adjusted EBITDA	$34,254	$30,958

Financing Segment
Operating income	$3,964	$7,229
Depreciation and amortization [1]	28	28
Share based compensation	58	57
Adjusted EBITDA	$4,050	$7,314

	Three Months Ended June 30,
	2022	2021
	(in thousands)

GAAP: Earnings before taxes	$31,030	$32,575
Share based compensation	1,773	1,735
Acquisition related amortization expense [3]	2,183	2,696
Other (income) expense [2]	2,153	(123)
Non-GAAP: Earnings before taxes	37,139	36,883

GAAP: Provision for income taxes	8,691	9,057
Share based compensation	508	496
Acquisition related amortization expense [3]	617	757
Other (income) expense [2]	616	(35)
Tax benefit (expense) on restricted stock	194	255
Non-GAAP: Provision for income taxes	10,626	10,530

Non-GAAP: Net earnings	$26,513	$26,353

	Three Months Ended June 30,
	2022	2021

GAAP: Net earnings per common share – diluted	$0.84	$0.87

Share based compensation	0.04	0.05
Acquisition related amortization expense [3]	0.06	0.07
Other (income) expense [2]	0.06	-
Tax benefit (expense) on restricted stock	(0.01)	(0.01)
Total non-GAAP adjustments – net of tax	0.15	0.11

Non-GAAP: Net earnings per common share – diluted	$0.99	$0.98

[1] Amount consists of depreciation and amortization for assets used internally.
[2] Interest income and foreign currency transaction gains and losses.
[3] Amount consists of amortization of intangible assets from acquired businesses.